As  filed  with  the  Securities  and  Exchange  Commission on January 4, 2005
                                                   Registration  No.  333-118317

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM SB-2
                                 POST-EFFECTIVE
                                AMENDMENT NO. 1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                    XA, INC.
             (Exact name of Registrant as specified in its charter)

     NEVADA                        7389                         30-0226902
(State or other        (Primary Standard Industrial         (I.R.S. Employer
jurisdiction of         Classification  Code  Number)     Identification Number)
incorporation or
organization)

                                                         JOSEPH  WAGNER
              XA,  INC.                         THE  EXPERIENTIAL  AGENCY,  INC.
875 NORTH MICHIGAN AVENUE, SUITE 2626     875 NORTH MICHIGAN AVENUE, SUITE  2626
     CHICAGO,  ILLINOIS  60611                    CHICAGO,  ILLINOIS  60611
        (312) 397-9100                                  (312) 397-9100
 (Address,  and  telephone number            (Name, address and telephone number
 of  principal  executive  offices)                   of  agent  for  service)

                                   Copies to:
                                  DAVID M. LOEV
                                ATTORNEY AT LAW
                         2777 ALLEN PARKWAY, SUITE 1000
                              HOUSTON, TEXAS 77019
                                 (713) 524-4110

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

PART I.  INFORMATION REQUIRED IN PROSPECTUS

     This prospectus supplement of XA, Inc., formerly The Experiential Agency, Inc. (the "Company"), is part of and should be read in conjunction with the prospectus included in the registration statement dated August 17, 2004, as amended, file number 333-118317, that was declared effective September 3, 2004, which relates to the resale of up to 30,100,000 shares of our common stock by stockholders. The information presented herein updates certain information in such prospectus. Unless otherwise defined herein, capitalized terms have the meanings given to them in such prospectus.

     The  Company affected a 1:20 reverse stock split on December 9, 2004.

     On December 29, 2004, the Company issued One Hundred (100) shares of its Common Stock at $2.00 per share in exchange for services (the "Issuance") which under the Favored Nations Provision of Section 12(c) of the Subscription Agreement and Section 3.4 of the Warrants requires the Company to automatically reduce the Conversion Price of the Convertible Notes that were sold pursuant to a Subscription Agreement dated June 20, 2004, to $2.00 per share, and to reduce the Purchase Price of the Class A Warrants and the Class B Warrants (collectively, the "Warrants") that were also sold pursuant to the Subscription Agreement, to $2.00 per share.

     On December 29, 2004, our board of directors agreed to re-price the Convertible Notes; Alpha Capital Aktiengesellschaft, Stonestreet Limited Partnership, Whalehaven Funds Limited, Greenwich Growth Fund Limited and Genesis Microcap Inc. (collectively, the "Investors") agreed that under the anti-dilution provisions of the Subscription Agreement at Section 12(c) and pursuant to Section 2.1(c)D of the Convertible Promissory Notes, the Maximum Base Price as defined in Section 2.1(b) of the Convertible Notes is reduced to $2.00, subject to further adjustments; and, only in connection with the Issuance, the Investors agreed to waive the anti-dilution provisions of the Warrants, causing the Warrants not to be re-priced. In addition, the Investors further agreed to waive all reset rights and anti-dilution rights in connection with the issuance of up to 500,000 shares of the Company's common stock in connection with Investor Relations, Public Relations, Legal services and EDGAR filing services over the course of a one year period beginning on December 29, 2004, which may be registered on Form S-8.

     The Investors acknowledge that as a result of the reduction of the Conversion Price as provided herein, the shares covered by the registration statement to which this prospectus supplement is a part there will be fewer shares available for conversion of Note principal and interest than necessary to allow for complete conversion into registered shares of all the Note principal and interest presently outstanding. The 655,588 registered shares presently available for conversions shall be reserved for the Investors in proportion to the Note principal held by them. The Investors waive the registration rights described in Sections 11.1(i) and 11.1(iv) of the Subscription Agreement in connection only with the shares that are not presently registered in the registration statement to which this prospectus supplement is a part only as a result of the reduction of the Conversion Price as provided herein. The Company acknowledges that the registration rights described in Section 11.1(ii) of the Subscription Agreement remain in full force and effect in connection with all Registerable Securities.

     The Company further acknowledges its obligation to issue Common Stock upon conversion of Note principal and interest whether or not such Common Stock is included in a registration statement. If such Common stock is not included in a registration statement, it will be issued bearing the legend described in
Section 4(e) of the Subscription Agreement. The Company further acknowledges that for purposes of Rule 144 under the 1933 Act, the holding period of all shares of Common Stock issuable upon conversion of the Notes commenced on the issue date of the Notes.

     The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol XAIN.OB.

     You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of these documents.

                  ---------------------------------------------

                 THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
     YOU SHOULD PURCHASE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.
          SEE "RISK FACTORS" SET FORTH IN THE ACCOMPANYING PROSPECTUS.

                      ------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 4, 2005

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Articles of Incorporation, as amended, generally limit our officers' and directors' personal liability to the Company and its stockholders for breach of fiduciary duty as an officer or director except for breach of the duty of loyalty or acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law. Our Articles of Incorporation, as amended, and Bylaws provide indemnification for our officers and directors to the fullest extent authorized by the Nevada General Corporation Law against all expense, liability, and loss, including attorney's fees, judgments, fines excise taxes or penalties and amounts to be paid in settlement reasonably incurred or suffered by an officer or director in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative (hereinafter a "Proceeding") to which the officer or director is made a party or is threatened to be made a party, or in which the officer or director is involved by reason of the fact that he or she is or was an officer or director of the Company, or is or was serving at the request of the Company as an officer or director of another corporation or of a partnership, joint venture, trust or other enterprise whether the basis of the Proceeding is alleged action in an official capacity as an officer or director, or in any other capacity while serving as an officer or director. Thus, the Company may be prevented from recovering damages for certain alleged errors or omissions by the officers and directors for liabilities incurred in connection with their good faith acts for the Company.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the Registrant.

     SEC  Registration  Fee              $  1,716*
     Legal Fees and Expenses               20,000*
     Accounting Fees and Expenses          10,000*
     Miscellaneous                          5,000*
                                        ----------

                           TOTAL          $36,716*
                                          ========

*     Estimated.

RECENT SALES OF UNREGISTERED SECURITIES

     On December 4, 2003, the Company issued an aggregate of 23,000,000 shares of Common Stock (after taking into account the Forward Split), that were not registered under the Securities Act, pursuant to an Exchange Agreement whereby XA became a wholly-owned subsidiary of the Company. The Company claims the exemption from registration afforded by Rule 506 of Regulation D under the Act.

     In February 2004, the Company issued 575,000 shares and 575,000 shares of Common Stock that were not registered under the Securities Act to two (2) entities as payment for a finder's fee in consideration for services that they provided to the Company regarding the Acquisition. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipients had access to information that would be included in a registration statement, took the shares for investment and not resale and the Company took appropriate measures to restrict transfer.

     Also in February 2004, the Company issued an aggregate of 4,790,000 shares of Common Stock that were not registered under the Securities Act to its employees for services that they provided to the Company. The Company claims the exemption from registration afforded by Rule 506 of Regulation D under the Act.

     In March 2004, the Company issued an aggregate of 643,750 shares out of 768,750 shares of Common Stock that were not registered under the Securities Act to two unaffiliated entities in exchange for $615,000. The Company issued the remaining 125,000 shares in June 2004. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipients had access to information that would be included in a registration statement, took the shares for investment and not resale and the Company took appropriate measures to restrict transfer.

     In April 2004, the Company issued 50,000 shares of Common Stock that were not registered under the Securities Act to an individual not affiliated with the Company in exchange for $50,000. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipients had access to information that would be included in a registration statement, took the shares for investment and not resale and the Company took appropriate measures to restrict transfer.

     In April 2004, the Company received $200,000 in consideration for the issuance of 250,000 shares of our Common Stock by an entity. The Common Stock has not been issued as of the date of this Prospectus. The Company claims an exemption from registration afforded by Section 4(2) of the Securities Act since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, will take the shares for investment and not resale and the Company took appropriate measures to restrict transfer.

     On June 30, 2004, we entered into a Subscription Agreement with Alpha Capital, Stonestreet, Whalehaven, Greenwich, and Genesis in June 2004, for the sale of (i) an aggregate of $2,500,000 Convertible Notes that may be converted into 10,000,000 shares of Common Stock at $0.25 per share; (ii) Class A Warrants to purchase 5,000,000 shares of Common Stock at $0.48 per share; and (iii) Class B warrants to purchase 10,000,000 shares of Common Stock at $0.25 per share. We have received $1,250,000 and will receive an additional $1,250,000 upon the effectiveness of the registration statement to which this Prospectus is a part. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipients had access to information that would be included in a registration statement, took the shares for investment and not resale and the Company took appropriate measures to restrict transfer.

     On June 30, 2004, the Company agreed to issue an aggregate of 195,000 shares of Common Stock that were not registered under the Securities Act consisting of 62,500 shares and 62,500 shares of Common Stock to an individual and an entity, respectively, as consideration for the introduction of a financing source, and 70,000 shares of Common Stock to an entity as consideration for investor relations services. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipients had access to information that would be included in a registration statement, took the shares for investment and not resale and the Company took appropriate measures to restrict transfer.

     In July 2004, the Company issued 100,000 shares of Common Stock that were not registered under the Securities Act to Loev Corporate Filings, Inc. in exchange for one year's worth of Edgar filing services. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipient had access to information that would be included in a registration statement, took the shares for investment and not resale and the Company took appropriate measures to restrict transfer.

     In August 2004, the Company issued 400,000 shares and 400,000 shares of Common Stock that were not registered under the Securities Act to Estelle Pizzo and Darren Andereck, respectively, to acquire Fiori, Inc. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipient had access to information that would be included in a registration statement, took the shares for investment and not resale and the Company took appropriate measures to restrict transfer.

     In August 2004, the Company issued 4,500,000 shares and 1,400,000 shares of Common Stock, respectively to two officers/directors that were not registered under the Securities Act. These shares are subject to cancellation in the event that the officers are no longer involved as employee or consultant. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipients had access to information that would be included in a registration statement, took the shares for investment and not resale and the Company took appropriate measures to restrict transfer.

EXHIBITS

                                INDEX TO EXHIBITS
                                -----------------

EXHIBIT NO.          IDENTIFICATION OF EXHIBIT

3.1(1)               Articles of Incorporation, as amended

3.2(2) Articles of Amendment to Articles of Incorporation, as amended

3.3(1)               Bylaws

5.1(3)               Opinion and consent of David M. Loev, Attorney at Law re:
                     the legality of the shares being registered

10.1(3)              Subscription Agreement dated June 30, 2004

10.2(3)              Convertible Note

10.3(3)              Common Stock Purchase Warrant A

10.4(3)              Common Stock Purchase Warrant B

10.5(3)              Employment Agreement with Frank Goldstin

10.6(3)              Consulting Agreement with Joseph Wagner

10.7(3)              Employment Agreement with Jean Wilson

10.8(4)              Voting Agreement between Joseph Wagner and Frank Goldstin

10.9(4)              Voting Agreement between Jean Wilson and Frank Goldstin

10.10(5)             Waiver Agreement

23.1(5)              Consent of Pollard-Kelley Auditing Services, Inc.

23.2                 Consent of David M. Loev, Attorney at Law (included in
                     Exhibit 5.1)

(1) Incorporated by reference to Exhibits 3(i) and 3(ii), respectively, to our Form 10-SB12G filed on June 15, 2001.

(2) Incorporated by reference to Exhibit 3.1 to our Form 8-K filed on February 2, 2004.

(3) Incorporated by reference to Exhibits 5.1, 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, and 10.7, respectively, to our Registration Statement on Form SB-2 filed with the Commission on August 17, 2004.

(4) Incorporated by reference to Exhibits 10.1 and 10.2, respectively, to our Form 8-K filed on August 6, 2004.

(5)  Filed  herewith.

UNDERTAKINGS

     (a)  The  undersigned  registrant  hereby  undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

               i. Include any prospectus required by Section 10(a)(3) of the Securities Act;

               ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               iii. Include  any  additional  or changed material on the plan of distribution.

          (2) For determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

          (5) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

     In accordance with Requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Chicago, State of Illinois on January 4, 2005.

                                             XA,  INC.

                                             By:  /s/  Frank  Goldstin
                                                ----------------------
                                                Frank  Goldstin
                                                Chief Executive Officer

     This registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                           Title                        Date
---------                           -----                        ----

/s/ Frank Goldstin      Chief Executive Officer, and       January 4, 2005
------------------      Director
Frank Goldstin

/s/ Jean Wilson         Principal Financial Officer,       January 4, 2005
---------------         Principal Accounting Officer,
Jean Wilson             Treasurer, and Director


/s/ Joseph Wagner          Director                        January 4, 2005
-----------------
Joseph Wagner